September 17, 2015

Mr. Scott Sierecki

6179 Arrowcrest CT NE

Rockford, MI. 49341

Re: Employment as Interim Chief Executive Officer

Dear Scott,

We are very pleased to extend an offer of employment to you for the position of Interim Chief Executive Officer of Viscount a Nevada Corporation (the “Company”). Your employment is subject to the terms and conditions set forth in this letter.

The Company intends to determine whether you will be given the title of Chief Executive Officer on or about February 15, 2016.

Duties

In your capacity as Interim Chief Executive Officer you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you by the Board of Directors from time to time. You will report directly to the Board of Directors of the Company (the “Board”)].

You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

Location

You will be a US based employee, subject to US laws and taxation. You will travel to our Burnaby, BC headquarters, as required, to set strategy, review progress, and meet with your subordinates.

You will provide all necessary information and cooperation with the Company’ efforts to obtain permission for you to perform work for the Company in Canada to the greatest extent permitted under applicable law.

Start Date

Subject to satisfaction of all of the conditions described in this letter, you will assume these duties on July 17_, 2015 (“Start Date”). Your compensation will be retroactively effective.

4585 Tillicum Street
Burnaby British Columbia V5J 5K9
Canada	Confidential	Page 1 of 6

Base Salary

In consideration of your services, you will be paid an initial base salary of $200,000.00 USD (two hundred thousand dollars - US) payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by U.S. and Canadian law.

Bonuses

a.	Quarterly Profit Bonus: For the time periods of the third and fourth quarters of 2015 and for all of 2016, you will receive a bonus of four percent (4%) of the Company’s net profit before taxes as reported on the Company’s Form 10-Q. The bonus shall be paid fourteen (14) days after the filing of each Form 10-Q or Form 10-K.

b.	Bonus Cap: Your total bonus compensation shall be subject to an annual cap of $200,000 (with the exclusion of the sale of any of the divisions or the company) for any calendar year capped at $200,000.

Commissions

a.	You will be entitled to earn commissions on the same terms and conditions as set forth in §§ 4(b) and (c) of your offer letter, dated November 11, 2014_, through December 31, 2015, or until you hire a new Vice President of Sales, whichever is sooner.

Equity Grants

As soon as practicable following the Start Date, the Company will grant you 1,000,000 (one million) stock options, which shall vest at 25% after six months after the Start Date, another 25% after one year after the Start Date and the remaining 50% two years after the Start Date, in accordance with the terms and conditions of the Company’s Qualified Stock Option Plan (“QSOP”).

You shall retain the 500,000 (five hundred thousand) stock options you have in the QSOP under the same terms and conditions as presently govern those stock options. If you consent to this offer, the 500,000 stock options that have been granted to you, contingent on a revenue goal that the Company anticipates will not be reached, will be cancelled.

In the event the Company hires you as Chief Executive Officer, the Company shall grant to you an additional 4,000,000 (four million) stock options at the price on the effective date of a written agreement in which you accept the CEO position

4585 Tillicum Street
Burnaby British Columbia V5J 5K9
Canada	Confidential	Page 2 of 6

Special Award For Sale of, Service, Mesh, and Freedom Divisions

You will be awarded a “Special Award” for the sale of each of the company’s divisions (should such a transaction occur during the course of your employment) according to the following:

●	2.5% of sales proceeds on Service

●	2.5% of sales proceeds on Mesh

●	5% of proceeds on sale of Freedom

●	3.5% of proceeds on sale of Viscount (The Company) with all divisions in tact.

If the purchaser of any of the divisions or Viscount pays the purchase price in stock or some other form of consideration besides cash, then your special award will be paid to you in the form of that other consideration (e.g., stock).

Should a disposition of Freedom result in Mr. Sierecki’s termination (ie. He has no employment opportunities with the acquiring company), he shall receive a one time payment of his current annual salary ($200,000) in addition to the bonus stated above.

Benefits and Perquisites

Severance:

Should Mr. Sierecki’s employment be terminated (for other than voluntary termination or cause according to the State of Michigan employment law) and he is not covered under the provision under “Special Award for Sale” above, he will receive two months of severance pay of his salary level at the time of termination.

Viscount Holiday Party Travel

The company will reimburse Mr. Sierecki for air travel (coach fare) for his spouse to the annual Viscount holiday party at the company headquarters in Vancouver.

Benefits

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, including group medical, dental, vision and life insurance, subject to the terms and conditions of such plans and programs.

You will be entitled to paid vacation of three weeks each calendar year in accordance with the Company’s policies in effect from time to time.

Vacation:

You will also be entitled to any other fringe benefits and perquisites that are made available to other similarly situated executives of the Company each in accordance with and subject to the eligibility and other provisions of such plans and programs.

The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

4585 Tillicum Street
Burnaby British Columbia V5J 5K9
Canada	Confidential	Page 3 of 6

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short- term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date [and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs] shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

4585 Tillicum Street
Burnaby British Columbia V5J 5K9
Canada	Confidential	Page 4 of 6

Governing Law

This offer letter shall be governed by the laws of Michigan, without regard to conflict of law principles.

Miscellaneous

This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of Michigan.

Each of the parties hereto expressly waives all right to trial by jury in any action or proceeding arising out of this Agreement and the exclusive venue for any dispute regarding this Agreement shall be the Michigan State Courts in Detroit, Minnesota or the United States District Court for the District of Minnesota.

The parties acknowledge that they have not relied on any representation, promise, or agreement of any kind, oral or written, made to either of them, in connection with their decisions to accept this Agreement, except for those set forth in this Agreement.

This offer letter incorporates the entire understanding of the parties with respect to the subject matter hereof and, supersedes all previous agreements, including your employment agreement dated November 11 2014, with respect thereto. This Agreement shall be binding upon and inure to the benefit of the Company and you.

If these terms are acceptable to you, please sign the “acceptance of offer” below and return a copy of this Agreement to me. We are very pleased to have you as our interim CEO and are hopeful that the coming months will be a success.

Sincerely,

VISCOUNT SYSTEMS, INC.

By
NAME
Title:	Director

4585 Tillicum Street
Burnaby British Columbia V5J 5K9
Canada	Confidential	Page 5 of 6

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and, except as expressly stated otherwise, this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

SCOTT SIERACKI

Signed

Date: September 30, 2015

4585 Tillicum Street
Burnaby British Columbia V5J 5K9
Canada	Confidential	Page 6 of 6